Exhibit 99.1

10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

April 28, 2023

Dear SIRE Members:

In addition to ongoing implementation of many plant efficiency and carbon reduction projects, SIRE’s management and Board continuously work to reduce expenses in all areas. Over many months, the Board has discussed the burdens associated with U.S. Securities and Exchange Commission (SEC) public reporting obligations, and the limited benefits available to SIRE through continuing SEC registration. After much discussion, the Board has determined to pursue a proposal to reclassify SIRE’s membership units to terminate SEC registration.

As an initial step, we have filed a preliminary proxy statement with the SEC, which includes a proposed amended and restated operating agreement.  After review by the SEC and any required revisions, the definitive proxy statement and proposed operating agreement will be made available to you, and we will schedule one or more informational meetings to discuss the reclassification.   After the informational meetings, there will be a special meeting of members seeking your approval.  It is anticipated that this entire process will take four or more months.

SIRE’s current direct annual costs of SEC reporting and compliance total approximately $425,000, and continue to escalate as additional regulations are imposed on SEC reporting companies. We anticipate this expense could increase to $535,000 as SIRE financial growth moves us into a higher level of SEC reporting.  As an SEC reporting company, SIRE must file public reports containing our financial results and other material information, including strategic plans and plant improvement projects. This information is available to our competitors, many of whom do not have the same disclosure obligations. Additionally, our reporting obligations require the time and attention of SIRE’s management, which could instead be better utilized to focus on our operations and strategic planning.

Deregistering SIRE’s membership units involves reclassifying the units into multiple series. Currently, we have one series of membership units – the Series A Units.  By creating multiple unit series, we intend for the number of unitholders in each series to be below the threshold that triggers SEC reporting requirements. Management expects to be able to deregister from the SEC if our current Series A Units have fewer than 300 members, and each additional series of units has fewer than 500 members.

Management expects to be able to deregister from the SEC by reclassifying the company’s units into four classes: Series A, Series B, Series C and Series D. The reclassification will be based on the number of membership units owned by each member of record on the effective date of the reclassification. For example, the final proposal may provide that units held by members owning 11 or more units will not be reclassified but will remain Series A Units, units held by holders of 10 to 7 units will be reclassified into Series B Units, holders of exactly 6 units will be reclassified into Series C Units, and units held by holders of 5 or fewer units will be reclassified into Series D Units.

10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

We expect that all membership units will continue to have the same economic rights following the reclassification that are currently in place and that economic rights will be identical between the series of units. This means that the distribution rights and the profit and loss allocations would be the same for all series and the same as those that exist today. If the reclassification is approved by SIRE’s members, we expect that the unit series would be distinguished from one another based primarily on differences in voting, nominating, and redemption rights. We expect that all members will continue to have a vote for directors.  Our proxy information will detail these differences.  We will also continue to make available to all members annual audited financial statements, as well as quarterly financial statements.

After the SEC completes its review and we have filed our definitive proxy statement, we expect to announce a period during which members may transfer units prior to the reclassification, so that they may own the requisite number of units needed to be in their desired series. In some cases, members may desire to combine ownership of membership units in order to have their units classified in a certain series. For example, a husband and wife that each separately own units might consider combining their units so that they instead own the units jointly, if such a transfer would result in ownership of Series A Units rather than Series B Units or another series of units following the reclassification.

Once we have made available to you the definitive proxy statement regarding the reclassification proposal, please consult your professional advisors to determine whether it may be advantageous for you to transfer or combine unit ownership. Following the closing date of the trading period, we expect that all unit sales and transfers of units will be suspended for a period of time.

On behalf of the full SIRE Board and management, I thank you for your continued support of SIRE, and we all appreciate your consideration of the reclassification. If you have any questions regarding the deregistration process, please feel free to contact the members of the Board.

Sincerely,

Karol King
Chairman of the Board

10868 189th Street Council Bluffs, IA 51503 712-366-0392 Phone 712-366-0394 Fax

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This letter is not a proxy statement or a solicitation of proxies from the holders of membership units of the company. Any solicitation of proxies will be made only by the definitive proxy statement of the company, when available. Members of the company are urged to read the proxy statement and appendices, when available, because they will contain important information about the company and the proposed reclassification of membership units.

This letter contains forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our extended future operations and actions. These forward-looking statements are only our predictions based on current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this letter. We qualify all of our forward-looking statements by these cautionary statements.  Any forward-looking statement made by us in this letter  is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.